Exhibit 99.1

                     IWO HOLDINGS ANNOUNCES CONFIRMATION OF
                          PRE-PACKAGED CHAPTER 11 PLAN


Contact:   IWO Holdings, Inc.
           James J. Loughlin, Jr.
           Chief Restructuring Officer
           (212) 340-8421


                     Lakes Charles, LA - February 9, 2005 - IWO Holdings, Inc., a PCS affiliate of Sprint (NYSE:FON) announced today that the U.S. Bankruptcy Court for the District of Delaware entered an order confirming the pre-packaged Chapter 11 Joint Plan of Reorganization of the Company and its wholly-owned subsidiaries, Independent Wireless One Corporation and Independent Wireless One Leased Realty Corporation. The Company expects the Joint Plan of Reorganization to become effective on February 10, 2005.

                     Pursuant to the Joint Plan of Reorganization, the Company's old senior secured credit facility will be repaid in full, using the net proceeds of the issuance of two new series of notes, and the holders of the Company's old senior notes will receive 100% of the common stock of the reorganized Company, subject to dilution for management equity. General unsecured creditors will be unimpaired and paid in full in the ordinary course of business. The existing equity interests in the Company, all of which is held by US Unwired Inc., will be cancelled. In addition, as part of the plan, the Company's agreements with Sprint PCS will be amended, and the Company's management contract with US Unwired will also be cancelled, subject to a four month transition period. The new management team will be led by Bret Cloward.

                     IWO Holdings, Inc., through its Independent Wireless One Corporation subsidiary, is a PCS affiliate of Sprint. The Company provides mobile digital wireless personal communications services, or PCS, under the Sprint PCS brand name in upstate New York, New Hampshire (other than the Nashua Market), Vermont and portions of Massachusetts and Pennsylvania.